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                        TELEFONOS DE MEXICO, S.A. DE C.V.



                                                                January 23, 2000


Grupo Sanborns, S.A. de C.V.
Avenida San Fernando 649
Colonia Pena Pobre
Tlalpan, Mexico, D.F. CP 14060


Ladies and Gentlemen:

         We refer to the Merger Agreement, dated as of January 23, 2000 (the "Merger Agreement"), among Grupo Sanborns, S.A. de C.V. ("Grupo Sanborns"), TPC Acquisition Corp. and CompUSA, Inc. ("CompUSA"), providing for the acquisition of all of the outstanding shares of CompUSA common stock ("Shares") through a tender offer and merger.

         The purpose of this letter is to confirm our commitment to you, as well as our desire and intention, to make (directly or through one of our affiliates), at your request, a capital contribution of up to US$ 520 million to the share capital of TPC for the purpose of facilitating the purchase of Shares pursuant to the Merger Agreement.

         You have our consent to provide a copy of this letter to CompUSA.

                                        Very truly yours,

                                        TELEFONOS DE MEXICO, S.A. DE C.V.



                                        By:  /s/ Sergio Rodriguez Molleda
                                             ----------------------------------
                                             Name: Sergio Rodriguez Molleda
                                             Title: Attorney-in-fact

Agreed and Accepted by:

GRUPO SANBORNS, S.A. DE C.V.


By:      /s/ Jesus Gallardo Dominguez
         -----------------------------
         Name:Jesus Gallardo Dominguez
         Title: Attorney-in-fact

cc:      CompUSA, Inc.
         14951 N. Dallas Pkwy.
         Dallas, TX 75240